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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

LAMSON & SESSIONS RENEWS CREDIT FACILITY:

      -     Refinances credit agreement with seven-bank consortium

      -     Increases credit line to $125 million

      -     Lowers interest cost in excess of 100 basis points

      CLEVELAND, Ohio, June 30, 2005 - Lamson & Sessions (NYSE:LMS) today announced that it has renewed a long-term $125 million revolving credit and term debt agreement with a consortium of seven banks led by Harris N.A. of Chicago.

      James J. Abel, Executive Vice President and Chief Financial Officer, said, "This transaction is significant in that it demonstrates the banking community's broad-based confidence about our future." Mr. Abel added, "The impact of the refinancing will reduce our cost of capital and provide more flexibility in pursuing growth opportunities."

      The new credit facility is a five-year secured revolving credit and term debt agreement with LIBOR-based pricing plus a spread ranging from 0.875 percent to 2.00 percent depending on the Company's performance. This agreement replaces a $110 million secured revolving credit and term debt agreement also led by Harris N.A. The Company believes that the new agreement will reduce interest costs in excess of 100 basis points on average.

      Mr. Abel said, "Our balance sheet and operating cash flow continue to strengthen significantly. Our long-term debt-to-equity ratio and debt-to-market capitalization continue to decrease, reflecting our strong working capital management and improving earnings performance in 2005."

      Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.

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      This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing,
(ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends, (iv) the continued availability and reasonable terms of bank financing and (v) any adverse change in the recovery trend of the country's general economic condition affecting the markets for the Company's products. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.

FOR FURTHER INFORMATION, PLEASE CONTACT:

James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557